PREVENTIA INC. 36 Toronto St., Suite 1150, Toronto, Ontario M5C 2C5

July 25, 2012

Mr. Alan Mintzer
DRM INFORMATICS CORP.
17208 Skylands Court
Freehold, N.J. 07728

Dear Alan:

Re:

Acquisition of DRM Informatics Corp.

This letter of intent (this "LOI") sets out the basic terms of arrangements under which Preventia Inc. (“Preventia”) shall purchase all but not less than all of the outstanding shares in the capital of DRM Informatics Corp. (“DRMI”).

While it is recognized that further discussions and negotiations must occur between the parties hereto and that a definitive agreement must be prepared and executed in regard to the subject matter hereof, the parties hereto hereby acknowledge and agree that Sections ,  and , below, are binding on the parties regardless of whether any such definitive agreement is prepared and/or executed.

1.

Acquisition: Preventia shall acquire one hundred percent (100%) of DRMI (the “Acquired Shares”) from you, Mr. Alan Mintzer, of DRMI (the “Acquisition”).

2.

Compensation:

(a)

Upon execution of the definitive agreement, Preventia shall issue to you, a total of 25,000,000 common shares in the capital of Preventia (the “Initial Tranche of Payment Shares”).  For clarity, upon such issuance, the Acquisition shall be deemed closed and complete.

(b)

Upon creation by DRMI of the prototype contemplated in Section  of this LOI, Preventia shall issue to you, a total of an additional 25,000,000 common shares in the capital of Preventia (the “Second Tranche of Payment Shares”, and collectively with the Initial Tranche of Payment Shares, the “Payment Shares”).

3.

Condition Precedent:  As at closing of the Acquisition, DRMI shall own a worldwide, non-exclusive, perpetual, irrevocable, royalty-free, non-assignable and fully paid up license, without the right to sublicense, under U.S. Patent No. 6,857,067, to make, have made, use, sell, offer for sale, have sold, lease, import, export, and/or otherwise transfer any DRMI branded product or service, and to practice or have practiced any method or process for the manufacture or use of any DRMI branded product or service.

4.

Restrictions of Transfer:  The Payment Shares shall be issued on a restricted basis, subject to all SEC and other applicable laws, rules and regulations with respect to the issuance of securities.

5.

Funding:

(a)

Preventia shall provide a maximum of USD $400,000 to DRMI, in accordance with a budget to be prepared by DRMI and approved by Preventia, by way of loan or further capital investment, for the purpose of funding the development and building of a prototype of the device(s) referenced and protected under U.S. Patent No. 6,857,067, such prototype to be operational and suitable for demonstrating proof of concept;

(b)

Upon the completion of a working and successful prototype, Preventia shall provide further funding, by way of loan or further capital investment, up to a maximum of USD $13,200,000, in accordance with a budget to be prepared by DRMI and approved by Preventia, to: (i) complete BETA testing of the product; and (ii) produce a full and complete ‘production grade’ product which provides a solution to the software piracy problem targeted and referenced in previous discussions (the “Product”);

6.

Legal Counsel:  Preventia shall retain counsel and pay for all filings required to be made by you as a shareholder of Preventia, as such filings are required with respect to Preventia.

7.

Re-Purchase Option:  You shall have the option to re-purchase the Acquired Shares as follows:

(a)

After successful completion of the prototype and BETA testing contemplated in Section  but prior to any IPO or sale of DRMI, you may repurchase up to 49.999% of DRMI.

(b)

The purchase price for the shares repurchased in accordance with subsection  shall be the “fair market value” for same, being (i) the median assessment of the market value of such shares as determined by two (2) independent investment bank grade reports and opinions (with 1 valuator chosen by you and 1 valuator chosen by Preventia) less (ii) 10% of the amount determined in accordance with (i).

8.

Third Party Acquisition:  In the event of an accepted bona fide third party offer to purchase all of the shares in the capital of DRMI, regardless of the shareholdings of either Preventia or you, the proceeds from such sale shall be split between you and Preventia, 67% and 33%, respectively.

9.

Due Diligence:  There shall be a ten (10) day period commencing from the date first above written during which each party may conduct due diligence (the "Due Diligence Period").

10.

Definitive Agreement:  Provided that the parties hereto are satisfied with respect to the aforementioned due diligence, full terms and conditions in regard to the matter referenced herein shall be mutually agreed upon and finalized by entering into a definitive agreement.  Notwithstanding the aforementioned length of the Due Diligence Period, the parties may enter into a definitive agreement at any time during the Due Diligence Period.

11.

Term of LOI:  Unless otherwise indicated, the terms and conditions of this LOI and the agreement contained herein shall remain in force for seven (7) days from the date first above written (the "Term") and shall be renewable for subsequent thirty (30) day terms, on written agreement of both parties, to be agreed upon at least three (3) days prior to the expiry of the Term or any seven (7) day extension thereof.  It is the intent of the parties to enter into a definitive agreement prior to August 3, 2012.

12.

Confidentiality:  Preventia and DRMI (which, for the purposes of this Section  includes their respective parents, subsidiaries and sister companies) shall each hold all information provided by the other (the "Disclosing Party") in the strictest of confidence and all information provided by the Disclosing Party shall be deemed to be confidential unless otherwise indicated by the Disclosing Party.  Should no definitive agreement be executed in regard to the matters referenced in this LOI, Preventia shall return and/or destroy, in accordance with DRMI’s directions, all information and materials provided by DRMI to Preventia and all work product derived and/or created from, and/or in connection with the matters referenced herein.  Notwithstanding and without limiting any other term or Section in this LOI, this Section  of this LOI shall remain in full force and effect until the earlier of: (i) the effective date of the definite agreement and (ii) in perpetuity.

13.

Breach:  In the event of any breach or threatened breach of any term or condition contained herein or any illegal act committed by either party hereto, the other party shall be entitled to equitable relief by way of injunction in addition to any other rights and remedies available to it, including but not limited to termination of this Agreement.

14.

Assignment:  This LOI is not assignable without the written consent of both parties.  Any attempt to assign any of the rights, duties or obligations of this LOI without written consent is void.

15.

Jurisdiction:  This LOI is and shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and each party hereby attorns and submits to the exclusive jurisdiction of the Province of Ontario and the courts therein.

Should you be in agreement with the terms of this LOI, please sign the acknowledgement below and return said signed copy of this LOI to Preventia, via email or courier.

We look forward to finalizing the definitive agreement and to a long and mutually beneficial relationship.

Many thanks,

PREVENTIA INC.

_____________________________

Robert J. Stevens
President, CEO, CFO & Secretary

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We hereby acknowledge and accept the terms and conditions of this LOI.

DRM INFORMATICS CORP.

Alan Mintzer
President & Chief Executive Officer